Exhibit T3B






                          FORM OF AMENDED AND RESTATED


                       LIMITED LIABILITY COMPANY AGREEMENT





                                       OF





                              NEXTWAVE WIRELESS LLC






                         Dated as of [__________], 2005

                                TABLE OF CONTENTS


                                                                                                       PAGE


ARTICLE I             DEFINITIONS.......................................................................1

         Section 1.01.         Certain Definitions......................................................1

         Section 1.02.         Other Definitional Provisions............................................8

ARTICLE II            ORGANIZATION, PURPOSE AND POWERS..................................................8

         Section 2.01.         Name.....................................................................8

         Section 2.02.         Certificate of Conversion and Certificate of Formation...................8

         Section 2.03.         Purpose..................................................................8

         Section 2.04.         Powers...................................................................8

         Section 2.05.         Principal Office.........................................................8

         Section 2.06.         Registered Office........................................................9

         Section 2.07.         Registered Agent.........................................................9

         Section 2.08.         Qualification in Other Jurisdictions.....................................9

         Section 2.09.         Term.....................................................................9

         Section 2.10.         Title to Company Assets..................................................9

         Section 2.11.         Limited Liability........................................................9

ARTICLE III           CAPITALIZATION AND CAPITAL CONTRIBUTIONS..........................................9

         Section 3.01.         Capital Contributions....................................................9

         Section 3.02.         Additional Contributions.................................................9

         Section 3.03.         Capital Accounts........................................................10

         Section 3.04.         Interests...............................................................10

ARTICLE IV            MEMBERS; VOTING..................................................................10

         Section 4.01.         Members.................................................................10

         Section 4.02.         Voting Rights...........................................................10

         Section 4.03.         Meetings................................................................11

         Section 4.04.         Additional Issuances....................................................11

         Section 4.05.         Other Business..........................................................12

ARTICLE V             TRANSFER OF INTERESTS............................................................12

         Section 5.01.         Prohibited Transfers....................................................12

         Section 5.02.         Indemnities.............................................................13

         Section 5.03.         Legends on Certificates.................................................13

         Section 5.04.         Termination of Rights...................................................14


                                       i

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                      PAGE

ARTICLE VI            MANAGEMENT AND OPERATION OF THE COMPANY..........................................14

         Section 6.01.         Board of Managers.......................................................14

         Section 6.02.         Officers................................................................17

         Section 6.03.         Exculpation and Indemnification.........................................19

ARTICLE VII           ALLOCATIONS AND OTHER TAX MATTERS................................................20

         Section 7.01.         General Application.....................................................20

         Section 7.02.         General Allocations.....................................................20

         Section 7.03.         Special Allocations.....................................................21

         Section 7.04.         Allocation of Nonrecourse Liabilities...................................22

         Section 7.05.         Changes of Interest.....................................................22

         Section 7.06.         Tax Allocations.........................................................23

         Section 7.07.         Withholding Tax Payments and Obligations................................24

         Section 7.08.         Tax Classification of the Company.......................................25

         Section 7.09.         Other Tax Elections.....................................................26

         Section 7.10.         Tax Matters Member......................................................26

ARTICLE VIII          DISTRIBUTIONS....................................................................27

         Section 8.01.         Requirement and Characterization of Distributions.......................27

         Section 8.02.         Non-Cash Distributions..................................................27

         Section 8.03.         Tax Distributions.......................................................27

         Section 8.04.         Return of Distributions.................................................27

ARTICLE IX            BOOKS AND RECORDS; REPORTS.......................................................28

         Section 9.01.         Books and Records.......................................................28

         Section 9.02.         Reports.................................................................28

ARTICLE X             DISSOLUTION AND LIQUIDATION......................................................29

         Section 10.01.        Dissolution.............................................................29

         Section 10.02.        Liquidation.............................................................29

         Section 10.03.        Final Allocation........................................................30

         Section 10.04.        Distributions Upon Liquidation..........................................30

ARTICLE XI            MISCELLANEOUS....................................................................30

         Section 11.01.        Conversion..............................................................30

         Section 11.02.        Severability............................................................31


                                       ii

         Section 11.03.        Entire Agreement........................................................31

         Section 11.04.        Binding Effect..........................................................31

         Section 11.05.        Parties in Interest.....................................................31

         Section 11.06.        Notices.................................................................31

         Section 11.07.        Additional Documents and Acts...........................................31

         Section 11.08.        Headings................................................................31

         Section 11.09.        Interpretation..........................................................31

         Section 11.10.        Article 8 "Opt-in"......................................................32

         Section 11.11.        Equitable Relief; Attorneys' Fees; Remedies Cumulative..................32

         Section 11.12.        Representations and Warranties..........................................32

         Section 11.13.        Jurisdiction............................................................33

         Section 11.14.        Governing Law...........................................................33

         Section 11.15.        Amendments; Waivers.....................................................33

         Section 11.16.        Expenses................................................................33

         Section 11.17.        Counterparts............................................................33

                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                              NEXTWAVE WIRELESS LLC


           This Amended and Restated Limited Liability Company Agreement (this "Agreement") of NextWave Wireless LLC (the "Company"), dated and effective this [ ]th day of [ ], 2005, is adopted, executed and agreed to by the Organizational Member (as defined below) and any Persons (as defined below) who become Members as provided herein.

                                    RECITALS:

           WHEREAS, the Company was converted from a Delaware corporation into, and was formed as, a limited liability company pursuant to the General Corporation Law of the State of Delaware and the Act by filing the Certificate of Conversion and the Certificate of Formation with the Office of the Secretary of State of the State of Delaware, in each case on December 29, 2004 (the "Initial Conversion");

           WHEREAS, NextWave Telecom Inc., a Delaware corporation and the Organizational Member of the Company ("NTI"), entered into a Limited Liability Company Agreement, dated as of December 29, 2004 (the "Initial Agreement");

           WHEREAS, pursuant to the Second Modified Third Joint Plan of Reorganization of NTI and certain of its Affiliates, Interests shall be distributed and/or issued to stockholders of NTI and the management of the Company (the "Plan Distribution"); and

           WHEREAS, the parties hereto wish to effect the following: (a) the amendment and restatement of the Initial Agreement, (b) the admission of the Persons receiving the Plan Distribution as Members and (c) the continuation of the Company on the terms set forth herein.

           NOW THEREFORE, in consideration of the mutual promises of the parties hereto hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

           Section 1.01. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

           "Act" means the Delaware Limited Liability Company Act.

           "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

               (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

               (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
          1.704-1(b)(2)(ii)(d)(6) of the Regulations.

           The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

           "Affiliate" means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (b) a partner or member of such Person or (c) any spouse, child, grandchild, parent, grandparent or sibling of such Person or a trust or other entity for such Person's benefit. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

           "Agreement" shall have the meaning set forth in the Preamble hereto.

           "Applicable Federal Rate" means the interest rate specified for debt instruments of equivalent terms pursuant to Section 1274(d)(1) of the Code.

           "Board of Managers" means the board of managers of the Company with the powers and obligations as set forth in this Agreement.

           "Book Item" shall have the meaning set forth in Section 7.06(a)(i).

           "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

           "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

               (a) To each Member's Capital Account there shall be credited such Member's Capital Contribution, such Member's distributive share of Net Income and any item in the nature of income or gain that is specially allocated pursuant to Section 7.03 and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

                  (b) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Net Loss and any item in the nature of expense or loss that is specially allocated pursuant to Section 7.03 and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

                  (c) In the event that all or a portion of a Member's Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred Interests.

                  (d) In determining the amount of any liability for purposes of clauses (a) and (b) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Regulations.

           The foregoing provision and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with
Section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations.

           "Capital Contributions" means, with respect to any Member, the sum of the amount of cash and the fair market value (on the date contributed) of any property (other than money) contributed or deemed contributed pursuant to Revenue Ruling 99-5, 1999-1 C.B. 434, to the Company by such Member (or its predecessors in interest) with respect to the Interests held by such Member.

           "Change in Control" means (a) a sale, merger or similar transaction or series of related transactions involving the Company as a result of which those Persons who in the aggregate held 100% of the voting power of the Company immediately prior to such transaction do not hold (either directly or indirectly) more than 50% of the voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction or (b) the sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a transaction or series of related transactions.

           "Code" means the United States Internal Revenue Code of 1986.

           "Company" shall have the meaning set forth in the Preamble hereto.

           "Company Minimum Gain" shall have the same meaning as "partnership minimum gain" set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

           "Conversion Election" shall have the meaning set forth in Section 7.08(a).

           "Costs" shall have the meaning set forth in Section 6.03(a).

           "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the "remedial method" as defined by Section 1.704-3(d) of the Regulations, Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis, provided that if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by a majority of the Board of Managers.

           "Depreciation Recapture" shall have the meaning set forth in Section 7.06(a)(ii)(B).

           "Fiscal Year" means the calendar year, except that if the Company is required under the Code to use a taxable year other than a calendar year, then Fiscal Year shall mean such taxable year.

           "GAAP" means United States generally accepted accounting principles.

           "Gross Asset Value" means, with respect to any asset, such asset's adjusted basis for U.S. federal income tax purposes, except as follows:

               (a) the Gross Asset Value of any asset (other than money) contributed or deemed contributed pursuant to Revenue Ruling 99-5, 1999-1 C.B. 434, by a Member to the Company is the gross fair market value of such asset as determined by a majority of the Board of Managers at the time of contribution;

               (b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by a majority of the Board of Managers, as of the following times: (i) the acquisition of any additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to the Member of more than a de minimis amount of property as consideration for an Interest in the Company; (iii) the grant of an Interest in the Company (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; and (iv) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if a majority of the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

               (c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by a majority of the Board of Managers.

           If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a) or (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.

           "Indemnified Party" shall have the meaning set forth in Section 6.03(a).

           "Interest Majority" means an aggregate Percentage Interest of the then outstanding Interests in excess of 50%.

           "Interests" shall have the meaning set forth in Section 3.04.

           "Loss" shall have the meaning set forth in Section 6.03(a).

           "Manager" means a manager on the Board of Managers.

           "Meeting" means any meeting of the Members that fits the description in Section 4.03.

           "Members" means the Persons who are admitted as "members" of the Company as defined in the Act, pursuant to the terms of this Agreement.

           "Member Nonrecourse Debt" shall have the same meaning as the term "partner nonrecourse debt" set forth in Section 1.704-2(b)(4) of the Regulations.

           "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

           "Member Nonrecourse Deductions" shall have the same meaning as the term "partner nonrecourse deductions" set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

           "Net Income" and "Net Loss" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal

Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments:

               (a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph shall be added to such income or loss;

               (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-(1)(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;

               (c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subdivisions (b) or (c) of the definition of "Gross Asset Value", the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

               (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

               (e) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of "Depreciation"; and

               (f) any items which are specially allocated pursuant to the provisions of Section 7.03 shall not be taken into account in computing Net Income or Net Loss.

           "Nonrecourse Deductions" shall have the meaning set forth in Section 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

           "Nonrecourse Liability" shall have the meaning set forth in Section 1.752-1(a)(2) of the Regulations.

           "NTI" shall have the meaning set forth in the Recitals hereto.

           "Organizational Member" means NTI, which, until the Plan Distribution, is the sole Member of the Company. Following the Plan Distribution, NTI shall no longer be a Member of the Company. By executing this Agreement, the Organizational Member is vesting the management of the Company in the initial Board of Managers designated herein.

           "Officers" shall have the meaning set forth in Section 6.02(a).

           "Percentage Interest" means, with respect to any Member, for any calculation relating to Interests, the ratio that the aggregate number of Interests held by such Member bears to the aggregate number of Interests held by all Members, expressed as a percentage.

           "Permitted Transfer" shall have the meaning set forth in Section 5.01(a).

           "Person" means a natural person, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity, association or group.

           "Plan Distribution" shall have the meaning set forth in the Recitals hereto.

           "Public Sale" means any Transfer of Interests pursuant to an underwritten public offering (which is consented to by the Board of Managers) pursuant to an effective registration statement filed under the Securities Act.

           "Qualified Public Offering" means an underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of securities for the account of the Company.

           "Regulations" means the Income Tax Regulations promulgated under the Code, as amended from time to time.

           "Securities Act" means the United States Securities Act of 1933.

           "Subsidiary" means any Person of which the Company, directly or indirectly, owns at the time more than fifty percent (50%) of the outstanding equity or voting interests thereof.

           "Tax Matters Member" shall have the meaning set forth in Section 7.10(a).

           "Transfer" means, with respect to any Interests, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer, in each case, whether directly or indirectly, such Interests or agree or commit to do any of the foregoing, (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Interests or any agreement or commitment to do any of the foregoing, and (c) any other transfer within the meaning of
Section 1.7704-1(a)(3) of the Regulations.

           "Underwithheld Member" shall have the meaning set forth in Section 7.07(e).

           Section 1.02. Other Definitional Provisions. When a reference is made in this Agreement to an "Article", a "Section", an "Exhibit" or a "Schedule", such reference shall be to an Article of, a Section of, an Exhibit to or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.

                                   ARTICLE II

                        ORGANIZATION, PURPOSE AND POWERS

           Section 2.01. Name. The name of the Company shall be NextWave Wireless LLC or any other name permitted by the Act as afterwards designated by appropriate amendment to the Certificate of Formation of the Company. All business of the Company shall be conducted under the Company name.

           Section 2.02. Certificate of Conversion and Certificate of Formation. The Certificate of Conversion of NextWave Wireless Inc. converting such corporation into the Company and the Certificate of Formation of the Company were filed with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware and the Act, respectively, in each case on December 29, 2004.

           Section 2.03. Purpose. The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

           Section 2.04. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for both the furtherance of the purpose described herein and the benefit of the Company.

           Section 2.05. Principal Office. The principal place of business and office of the Company shall be located at, and the Company's business shall be conducted from, such place or places as may hereafter be determined by the Board of Managers.

           Section 2.06. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

           Section 2.07. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

           Section 2.08. Qualification in Other Jurisdictions. The Board of Managers shall cause the Company to be registered or qualified under its own name or under an assumed or fictitious name pursuant to a foreign limited liability company statute or similar law in any jurisdiction in which the Company owns property or transacts business if such registration or qualification is necessary to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business in such jurisdiction.

           Section 2.09. Term. The Company commenced on the date of the filing of the Certificate of Formation of the Company on December 29, 2004, in accordance with the Act and shall continue until dissolution of the Company in accordance with Article X.

           Section 2.10. Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively with other Members or Persons, shall have any ownership interest in such Company assets or any portion thereof. All assets of the Company shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.

           Section 2.11. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, Managers, Officers, employees or agents of the Company (including a Person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

                                   ARTICLE III

                    CAPITALIZATION AND CAPITAL CONTRIBUTIONS

           Section 3.01. Capital Contributions. The Members and their respective Capital Contributions are as set forth on Schedule A (as may be amended from time to time).

           Section 3.02. Additional Contributions. Except as required by the Act, no Member is required, under any circumstances, to make any additional Capital Contributions to the Company.

           Section 3.03. Capital Accounts. Separate Capital Accounts shall be maintained for each Member on the books of the Company. Except as required by the Act, Members will have no obligation to restore any negative balance in their respective Capital Accounts.

           Section 3.04. Interests. Each Member's ownership interests in the Company shall be represented by interests ("Interests"). As of the date hereof, the total number of Interests that the Company shall have authority to issue is
[ ] Interests. The number of Interests issued to each Member in respect of such Member's Capital Account on the date hereof is set forth opposite such Member's name on Schedule A. Schedule A shall be amended from time to time upon the consummation of additional Capital Contributions to the Company to reflect the changes in the Members' Capital Accounts in respect thereof. Each Interest shall have the same relative rights as and be identical in all respects to all the other Interests. Interests that have been redeemed by the Company shall not be reissued.

                                   ARTICLE IV

                                 MEMBERS; VOTING

           Section 4.01. Members. The name and the mailing address of each Member are as set forth below its name on Schedule A, which Schedule shall include each person receiving the Plan Distribution and shall be amended from time to time to reflect the addition or withdrawal of any Member permitted under the terms of this Agreement. No Member shall be entitled to claim any distribution upon resignation from the Company other than as provided by the Board of Managers. Subject to and in accordance with this Agreement, additional Persons may be admitted as Members with the consent of a majority of the Board of Managers and upon such terms as may be determined by the Board of Managers. The Board of Managers shall admit as a Member any Person who acquires Interests
(i) in a Permitted Transfer or (ii) pursuant to and in compliance with Article
V. Upon the admission of such Person as a Member, the Board of Managers shall amend Schedule A to reflect the name, address and the ownership interest of such Person in the Company.

           Section 4.02. Voting Rights.

           (a) Voting Interests. Except as otherwise provided in this Agreement or as required by applicable law, the affirmative vote, consent or agreement of Members holding at least an Interest Majority shall be the act of the Members of the Company. All Members holding Interests shall be entitled to one vote for each Interest held.

           (b) Consent. Unless otherwise expressly provided herein, consent of the holders of Interests for purposes of this Agreement may be obtained: (i) at any Meeting of the Members holding Interests, provided that Members holding at least an Interest Majority are present at such Meeting and that Members holding a majority of the Interests held by the Members holding Interests and attending the Meeting, vote in favor of the matter being voted upon, or (ii) by the written consent of the Members holding at least an Interest Majority, provided that a copy of such consent is sent to all the Members as soon as reasonably practicable thereafter.

           Section 4.03. Meetings.

           (a) Notice; Participation. Any matter requiring the approval or consent of the holders of Interests pursuant to this Agreement may be considered at a Meeting of the holders of Interests held not less than five (5) days nor more than sixty (60) days after notification thereof shall have been given by the Board of Managers to the holders of Interests. Such notification may be given by the Board of Managers, in its discretion, at any time. Any such notification shall state briefly the purpose, time and place of the Meeting. Notices shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission), (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt) or (iv) when sent by electronic mail (with return receipt). All such Meetings shall be held within or outside the State of the Company's principal place of business at such reasonable place as the Board of Managers shall designate and during normal business hours. Any Meeting may be held by conference telephone or similar communication equipment so long as all Members holding Interests participating in the Meeting can hear one another, and all Members holding Interests participating by telephone or similar communication equipment shall be deemed to be present in person at the Meeting. If an Interest Majority is not present at a Meeting, a majority of the total number of Interests represented may adjourn the Meeting from time to time with further notice.

           (b) Waiver of Notice. A Member may waive any notice required by this Agreement before or after any Meeting by signing a written waiver of the Member's right to receive notice of such Meeting. A Member's attendance at a meeting: (i) waives objection to lack of notice or defective notice of the Meeting, unless the Member at the beginning of the Meeting or promptly upon the Member's arrival objects to holding the Meeting or transacting business at the Meeting; (ii) waives objection to consideration of a particular matter at the Meeting that is not within the purpose or purposes described in the Meeting notice, unless the Member objects to considering the matter when it is presented; and (iii) results in a presumption that the Member assented to the action taken at such Meeting unless such Member's dissent shall be entered in the minutes of the Meeting or unless such Member shall file his, her or its written dissent to such action with the Person acting as the secretary of the Meeting before the adjournment thereof, or shall personally deliver or forward such written dissent by registered mail to the other Members immediately after the adjournment of the Meeting; provided, however, such right to dissent shall not apply to a Member who voted in favor of any action at such Meeting.

           Section 4.04. Additional Issuances. A majority of the Board of Managers may, at any time, increase the total number of Interests that the Company shall have authority to issue in accordance with the terms set forth herein, admit one or more additional Members and amend this Agreement to reflect any rights of such additional Interests that the Board of Managers deems to be in the best interest of the Company. Upon the admission of a Person as an additional Member, each such Person shall, by executing this Agreement and such other subscription documents as the Board of Managers determines in its sole discretion, agree to become a Member and to be bound by the terms of this Agreement.

           Section 4.05. Other Business. Subject to the terms of any employment, duties of loyalty of any Officer, restrictive covenant or other agreement with the Company, a Member may engage in or possess an interest in other business ventures (connected or unconnected with the Company) of any kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement. Notwithstanding the foregoing, each Member that is an employee of the Company shall (and hereby agrees to) serve the Company faithfully, with undivided loyalty.

                                    ARTICLE V

                              TRANSFER OF INTERESTS

           Section 5.01. Prohibited Transfers.

           (a) No Member may Transfer any or all of his, her or its Interests if such Transfer (i) would subject the Company to the reporting requirements of the Securities Exchange Act of 1934, (ii) would cause the Company to lose its status as a partnership for U.S. federal income tax purposes or cause the Company to be classified as a "publicly traded partnership" ("PTP") within the meaning of
Section 7704 of the Code, including (A) any Transfer to be made on an established securities market within the meaning of Section 1.7704-1(b) of the Regulations, including an over-the-counter market or an inter-dealer quotation system, or on a secondary market or the substantial equivalent thereof within the meaning of Section 1.7704-1(c) of the Regulations or (B) any Transfer that would be inconsistent with Section 7.08(c), provided that the restrictions under this Section 5.01(a)(ii) shall not apply to any Transfer on an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise or on a secondary market or the substantial equivalent thereof (all within the meaning of the Regulations) so long as such Transfer would not preclude (in the determination of the Company) reliance on Section 1.7704-1(d) of the Regulations to avoid PTP status, or (iii) is in violation of applicable federal or state securities laws.

           (b) Subject to Sections 5.01(a) and 5.01(c), any Member may Transfer any or all of his, her or its Interests to a transferee in each of the following cases (each, a "Permitted Transfer"): (i) as part of a Public Sale of the Company's securities or (ii) to an Affiliate, provided that in the case of a Permitted Transfer pursuant to clause (ii), such transferee shall receive and hold such Interests subject to the provisions of this Agreement in the same manner as the transferor and the effectiveness of the Permitted Transfer shall be conditioned on the transferee executing a joinder to this Agreement.

           (c) Unless there has been a Conversion Election, any transferee of an Interest, other than as part of a Public Sale of the Company's securities, shall, immediately prior to the completion of any Transfer, certify in writing to the Company that the representations set forth on Exhibit A are true and correct in all respects with respect to such transferee. Each transferee of Interests (including any nominee holder or an agent acquiring such Interests for the account of another Person) shall be deemed to agree to be bound by the terms of this Agreement.

           (d) Any attempted Transfer of Interests other than in accordance with this Agreement shall be null and void and the Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of Interests pursuant to any such purported Transfer.

           Section 5.02. Indemnities. In the event that any holder of Interests is required to provide any representations, warranties or indemnities in connection with any Transfer of such Interests in a transaction described in this Article V (other than representations, warranties and indemnities concerning such holder's valid ownership of its Interests free of all liens and encumbrances (other than those arising under applicable securities laws), and such holder's authority, power and right to enter into and consummate such sale or transfer without violating any other agreement), then such holder shall not be liable for more than its pro rata share (based upon the number of Interests held) of any liability for misrepresentation, breach of warranty or indemnity and such liability shall not exceed the total purchase price received by such holder for its Interests and such liability shall be satisfied first out of any funds escrowed for such purpose.

           Section 5.03. Legends on Certificates. During the term of this Agreement, each certificate or other instrument representing Interests subject to this Agreement shall bear the following legends on its face, or upon the reverse side thereof, appropriately completed, which legends shall likewise be endorsed upon all certificates representing Interests that shall hereafter be issued and which are subject to this Agreement:

          "THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS."

          "THE INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF [____________], 2005, BY AND AMONG THE MEMBERS OF NEXTWAVE WIRELESS LLC. A COPY OF SUCH AGREEMENT MAY BE OBTAINED FROM NEXTWAVE WIRELESS AT ITS PRINCIPAL EXECUTIVE OFFICES. ANY TRANSFEREE OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE SHALL BE DEEMED TO AGREE TO BE BOUND BY THE TERMS OF THE AGREEMENT."

           Section 5.04. Termination of Rights. The terms, conditions and obligations set forth in this Article V shall terminate upon the earlier to occur of: (a) the closing of a Qualified Public Offering and (b) the closing of a Change in Control.

                                   ARTICLE VI

                     MANAGEMENT AND OPERATION OF THE COMPANY

           Section 6.01. Board of Managers.

               (a) Management. In accordance with the Act, management of the Company shall be vested in the Board of Managers. A Person does not have to hold Interests as a Member of the Company in order to serve as a Manager. The Board of Managers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company set forth in this Agreement except to the extent management powers are expressly reserved to the Members by this Agreement, the Certificate of Formation of the Company or the Act. Each Manager shall have the same fiduciary duties as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of Managers as provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware).

               (b) Number, Appointment. The Board of Managers shall consist of up to eleven (11) Managers as determined by the Board of Managers and shall initially consist of seven (7) Managers. Appointments made pursuant to this Section 6.01 shall be evidenced by an instrument in writing signed by the appointing party and delivered to the Company. Each appointee shall hold office until his or her successor is appointed and qualified or until his or her earlier resignation, removal or death. The Managers shall be appointed by the Interest Majority.

               (c) Initial Board of Managers. The Board of Managers on the date of this Agreement shall be: Allen B. Salmasi, Frank A. Cassou, William
          H. Webster, Douglas Frederick Manchester, Kevin M. Finn, Robert T. Symington and [one additional outside director].

               (d) Term. The term of the initial Managers specified in Section 6.01(c) shall expire at the second anniversary of this Agreement. From and after the second anniversary of this Agreement, the Managers shall be elected for a term of office to expire at the first anniversary of such election, and shall continue to hold office until their respective successors are elected and qualified, except in case of the death, resignation or removal of any Manager.

               (e) Withdrawal; Removal; Replacement. Any Manager may withdraw at any time. Managers may be removed at any time for any reason or no reason upon the written direction of the Persons that appointed such Manager pursuant to Section 6.01(b), effective upon the delivery of such written direction by the removing Persons to the Company. In the event that any Manager is removed or shall have resigned or become unable to serve, the Persons who have the power to designate such Manager pursuant to Section 6.01(b) shall have the power to designate a person to fill such vacancy, whereupon each of the parties hereto, or their successors and assigns, agree to take such action as is necessary to promptly elect such person to fill such vacancy.

               (f) Expenses of the Managers. The Company shall reimburse all Managers for all reasonable direct out-of-pocket expenses incurred by them in attending meetings of the Board of Managers.

               (g) Regular Meetings. Unless otherwise consented to by at least a majority of the Board of Managers, the Board of Managers shall hold regular meetings not less frequently than once every quarter at a time and place fixed by the Board of Managers.

               (h) Special Meetings. Special meetings of the Board of Managers shall be held whenever called by at least three (3) Managers. Unless otherwise agreed to by all of the Managers present at a special meeting, the business to be transacted at any special meeting shall be limited to that stated in the notice of the meeting.

               (i) Place of Meetings. The Board of Managers may hold its meetings at such place or places as the Board of Managers may from time to time determine.

               (j) Telephonic Meetings. Managers may participate in a meeting of the Board of Managers by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this paragraph shall constitute presence in person at such meeting.

               (k) Consent of Managers. Unless otherwise expressly provided herein, consent of the Board of Managers for purposes of this Agreement may be obtained: (i) at any regular meeting of the Board of Managers, or at any special meeting of the Board of Managers, provided that at least a majority of the Managers are present at such meeting and that a majority of those attending Managers vote in favor of the matter being voted upon, or (ii) by the written consent of a majority of the Board of Managers, provided that a copy of such consent is sent to all the Managers as soon as reasonably practicable thereafter.

               (l) Powers of the Board of Managers. Without limiting the generality of this Section 6.01, except as otherwise specifically provided in this Agreement, the Members hereby delegate to the Board of Managers all necessary powers to manage and carry out the purposes, business, property and affairs of the Company, including the power to:

                    (i) take any and all acts on behalf of the Company,
               including acts relating to management and governance, in respect of any Subsidiaries or other entity pursuant to which the Company shall have any equity, voting or other rights;

                    (ii) sell, exchange, lease or otherwise dispose of any other property and assets owned by the Company, or any part thereof, or any interest therein;

                    (iii) borrow money from any Person, issue evidences of
               indebtedness in connection therewith, refinance, increase the amount of, modify, amend, or change the terms of, or extend the time for the payment of any indebtedness or obligation of the Company, and secure such indebtedness by mortgage, deed of trust, pledge, security interest or other lien on Company assets;

                    (iv) sue on, defend or compromise any and all claims or
               liabilities in favor of or against the Company; submit any or all such claims or liabilities to arbitration; and confess a judgment against the Company in connection with any litigation in which the Company is involved;

                    (v) employ from time to time, at the expense of the Company, on such terms and for such compensation as the Board of Managers may determine, but subject to this Agreement, Persons to render services to the Company, including accountants and attorneys (who may also act as such for the Members or any of their Affiliates);

                    (vi) pay or cause to be paid all expenses, fees, charges,
               taxes and liabilities incurred or arising in connection with the Company or any of its Subsidiaries, or in connection with the management thereof, including such expenses and charges for the services of the Company employees, accountants, attorneys and other agents or independent contractors, and such other expenses and charges as the Board of Managers deems necessary or advisable to incur;

                    (vii) deposit Company funds in certificates of deposit, bank savings accounts and money market accounts as the Board of Managers shall determine;

                    (viii) establish and maintain the books and records of the
               Company in accordance with Section 9.01;

                    (ix) (A) make elections for foreign, federal, state and
               local tax purposes as provided in Section 7.08(b) and Section 7.09(a); and (B) direct the Tax Matters Member to engage in any of the acts described in Section 7.10(d);

                    (x) enter into, make and perform such contracts, agreements and other undertakings as may be deemed necessary or advisable for the conduct of the business of the Company, and do any act or execute any document on behalf of the Company as the Board of Managers may deem necessary, convenient, incidental or appropriate to the furtherance of the business of the Company or any of its Subsidiaries; and

                    (xi) take any action not specifically limited hereby that is not inconsistent with the purposes of the Company.

           (m) Board Committees. The Board of Managers shall designate a compensation committee and a corporate governance committee. Each of the compensation committee and the corporate governance committee shall consist of three (3) Managers, two of which shall be independent Managers as determined by the Board of Managers and the other being the Chief Executive Officer of the Company. The initial Managers on each of the compensation committee and the corporate governance committee shall be William Webster, Doug Manchester and the Chief Executive Officer of the Company. The Board of Managers shall delegate to the compensation committee the authority to make all decisions regarding any possible stock option or other equity plans of the Company and the compensation of the management and key employees of the Company. The Board of Managers shall delegate to the corporate governance committee the authority to make all decisions regarding the form of organization of the Company, including any restructurings involving the Company, changes to the organizational documents of the Company or conversions of the legal form of the Company. The Board of Managers may designate an audit committee or such other committees as it shall determine from time to time, each consisting of two (2) or more Managers, to serve at the pleasure of the Board of Managers, prescribe the manner in which proceedings of such committees shall be conducted and delegate the authority which such committees shall have. The appointment of members or alternate members of a committee shall be by a majority vote of the authorized number of Managers. The decision by a majority of the Manager members of any committee will control such committee's actions.

           Section 6.02. Officers.

           (a) Appointment of Officers. The Board of Managers may appoint individuals as officers of the Company ("Officers"), which shall include: (i) a Chief Executive Officer, (ii) a President, (iii) a Treasurer and (iv) a Secretary, and may include such other Officers as the Board of Managers deems advisable. No Officer need be a Member or a Manager. An individual can be appointed to more than one office.

           (b) Duties of Officers Generally. Under the direction of and, at all times, subject to the authority of the Board of Managers and any limitations or restrictions set forth in this Agreement, the Officers shall have full and complete discretion to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, to make all decisions affecting the day-to-day business, operations and affairs of the Company in the ordinary course of its business and to take all such actions as he or she deems necessary or appropriate to accomplish the foregoing. Each Officer shall have such individual powers and duties as may be prescribed by the Board of Managers or this Agreement.

           (c) Authority of Officers. Subject to Section 6.02(b), any Officer of the Company shall have the right, power and authority to transact business in the name of the Company or to execute agreements on behalf of the Company, with respect to those agreements which are commonly signed by such officers of a business incorporated in Delaware. With respect to all matters within the ordinary course of business of the Company, third parties dealing with the Company may rely conclusively upon any certificate of any Officer to the effect that such Officer is acting on behalf of the Company.

           (d) Removal, Resignation and Filling of Vacancy of Officers. The Board of Managers may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Board of Managers, and such resignation shall take effect at the date of the receipt of such notice or at any later time specified in such notice; provided, however, that unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

           (e) Compensation of Officers. The Officers shall be entitled to receive compensation from the Company as determined by the Board of Managers.

           (f) Chief Executive Officer. Under the direction of and, at all times, subject to the authority of the Board of Managers, the Chief Executive Officer, if appointed, shall have general supervision over the day-to-day business, operations and affairs of the Company. The Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board of Managers.

           (g) President. The President shall exercise the functions of the Chief Executive Officer during the absence or disability of the Chief Executive Officer and shall perform such other duties as from time to time may be assigned by the Chief Executive Officer or the Board of Managers.

           (h) Treasurer. The Treasurer shall be the Chief Financial Officer of the Company and shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Interests. The Treasurer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company. The Treasurer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board of Managers.

           (i) Secretary. The Secretary shall (i) keep the minutes of the meetings of the Members and the Board of Managers in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the Company records; (iv) keep a register of the addresses of each Member which shall be furnished to the Secretary by such Member; and (v) in general perform all duties incident to the office of a secretary of a company. The Secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the Board of Managers.

           Section 6.03. Exculpation and Indemnification.

           (a) None of the Members, Managers or Officers (each, an "Indemnified Party") shall be liable to the Company or any other Person or entity who has an interest in the Company for any loss, damage or claim (a "Loss") (or any expenses or costs associated therewith ("Costs")) incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such Loss and Costs incurred by reason of such Indemnified Party's acts or omissions (i) which are not in good faith or which such Indemnified Party did not reasonably believe to be in or to not be opposed to the best interests of the Company or which involve intentional misconduct or knowing violation of the law or (ii) from which an improper personal benefit shall have been derived by such Indemnified Party; provided, however, that any indemnity under this Section 6.03 shall be provided out of and to the extent of the Company assets only, and no Member, Manager or Officer shall have personal liability on account thereof. The Company shall advance Costs incurred by or on behalf of an Indemnified Party in connection with any Loss within twenty (20) days after receipt by the Company from the Indemnified Party of a statement requesting such advances from to time, provided that such statement provides reasonable documentary evidence of such Costs and provides a written undertaking by the Indemnified Party to repay any and all advanced Costs in the event such Indemnified Party is ultimately determined to not be entitled to indemnification by the Company. The Company may enter into agreements with its Managers to provide for indemnification consistent with the terms and conditions set forth in this Section 6.03.

           (b) The Company shall have the power to indemnify any Person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such Person was or is a Manager, Officer or employee or agent of the Company, or is or was serving at the request of the Company as a Manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding to the full extent permitted by law or enter into agreements with any such Person for the purpose of providing for such indemnification.

           (c) The provisions of this Section 6.03 are for the benefit of the Indemnified Parties, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.03 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company's liability to any Indemnified Party under this Section 6.03 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

                                   ARTICLE VII

                        ALLOCATIONS AND OTHER TAX MATTERS

           Section 7.01. General Application. The rules set forth below in this
Article VII shall apply for the purposes of determining each Member's general allocable share of the items of income, gain, loss or expense comprising Net Income or Net Loss of the Company for each Fiscal Year, determining special allocations of other items of income, gain, loss and expense and adjusting the balance of each Member's Capital Account to reflect the aforementioned general and special allocations. For each Fiscal Year, the special allocations in
Section 7.03 shall be made immediately prior to the general allocations of
Section 7.02.

           Section 7.02. General Allocations.

           (a) Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Income or Net Loss for a Fiscal Year shall be allocated among the Persons who were Members during such Fiscal Year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the positive or negative difference between:

                    (i) the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (x) all Company assets, including cash, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such Fiscal Year; (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing such liability); and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 10.04, and

                    (ii) the sum of (x) the amount, if any, that such Member is obligated to contribute to the capital of the Company; (y) such Member's share of the Company Minimum Gain determined pursuant to
               Section 1.704-2(g) of the Regulations; and (z) such Member's share of Member Nonrecourse Debt Minimum Gain determined pursuant to Section 1.704-2(i)(5) of the Regulations, all computed immediately prior to the hypothetical sale described in Section 7.02(a)(i).

           (b) Determination of Items Comprising Allocations.

                    (i) In the event that the Company has Net Income for a
               Fiscal Year,

                         (A) for any Member as to whom the allocation pursuant
                    to Section 7.02(a) would reduce his, her or its Capital Account, such allocation shall be comprised of a proportionate share of each of the Company's items of expense or loss entering into the computation of Net Income for such Fiscal Year; and

                         (B) the allocation pursuant to Section 7.02(a) in
                    respect of each Member (other than a Member referred to in Section 7.02(b)(i)(A)) shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Net Income for such Fiscal Year (other than the portion of each Company item of expense and loss, if any, that is allocated pursuant to Section 7.02(b)(i)(A)).

               (ii) In the event that the Company has a Net Loss for a Fiscal Year,

                         (A) for any Member as to whom the allocation pursuant
                    to Section 7.02(a) would increase his, her or its Capital Account, such allocation shall be comprised of a proportionate share of the Company's items of income and gain entering into the computation of Net Loss for such Fiscal Year; and

                         (B) the allocation pursuant to Section 7.02(a) in
                    respect of each Member (other than a Member referred to in Section 7.02(b)(ii)(A)) shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Net Loss for such Fiscal Year (other than the portion of each Company item of income and gain, if any, that is allocated pursuant to Section 7.02(b)(ii)(A)).

           (c) Loss Limitation. Notwithstanding anything to the contrary in this
Section 7.02, the amount of items of Company expense and loss allocated pursuant to this Section 7.02 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 7.02(c) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses
(a) and (b) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all Members, pro rata, in proportion to their Percentage Interests.

           Section 7.03. Special Allocations. The following special allocations shall be made in the following order:

           (a) Minimum Gain Chargeback. In the event that there is a net decrease during a Fiscal Year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this
Article VII, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Section 1.704-2 of the Regulations.

           (b) Qualified Income Offset. Subject to Section 7.03(a), but notwithstanding any other provision of this Article VII, items of income and gain shall be specially allocated to the Members in a manner that complies with the "qualified income offset" requirement of Section 1.704-1(b)(2)(ii)(d)(3) of the Regulations.

           (c) Deficit Capital Accounts Generally. In the event that a Member has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is then obligated to restore pursuant to this Agreement, and (ii) the amount such Member is then deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, respectively, such Member shall be specially allocated items of Company income and gain in an amount of such excess as quickly as possible, provided that any allocation under this
Section 7.03(c) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article VII have been tentatively made as if this Section 7.03(c) were not in this Agreement.

           (d) Deductions Attributable to Member Nonrecourse Debt. Any item of Company loss or expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Section 1.752-2 of the Regulations) for such Member Nonrecourse Debt.

           (e) Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be specially allocated among the Members in accordance with their respective Percentage Interests.

The allocations pursuant to Sections 7.03(a), 7.03(b) and 7.03(c) shall be comprised of a proportionate share of each of the Company's items of income or gain. The amounts of any Company income, gain, loss or deduction available to be specially allocated pursuant to this Section 7.03 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) of the definitions of Net Income and Net Loss.

           Section 7.04. Allocation of Nonrecourse Liabilities. For purposes of determining each Member's share of Nonrecourse Liabilities, if any, of the Company in accordance with Section 1.752-3(a)(3) of the Regulations, the Members' interests in Company profits shall be determined in the same manner as prescribed by Section 7.03(e).

           Section 7.05. Changes of Interest. In the event of (a) a Transfer of all or part of a Member's Interests (in accordance with the provisions of this Agreement) or (b) the admission of an additional Member or any increase in the number of Interests of an existing Member at any time other than the end of a Fiscal Year, the shares of items of Company Net Income or Net Loss and specially allocated items allocable to the Interests Transferred or acquired shall be allocated between the transferor and the transferee (or to the additional or existing Member in the event of an admission or increase) in a manner determined by a majority of the Board of Managers in its sole discretion that is not inconsistent with the applicable provisions of the Code and the Regulations.

           Section 7.06. Tax Allocations.

           (a) Section 704(b) Allocations.

               (i) Each item of income, gain, loss or deduction for U.S. federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 7.03 (a "Book Item") shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 7.02 or 7.03.

               (ii) (A) If the Company recognizes Depreciation Recapture in respect of the sale of any Company asset,

                         (I) the portion of the gain on such sale which is
                    allocated to a Member pursuant to Section 7.02 or 7.03 shall be treated as consisting of a portion of the Company's Depreciation Recapture on the sale and a portion of the balance of the Company's remaining gain on such sale under principles consistent with Section 1.1245-1 of the Regulations; and

                         (II) if, for U.S. federal income tax purposes, the
                    Company recognizes both "unrecaptured Section 1250 gain" (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under Section 7.06(a)(ii)(A)(I) shall be comprised of a proportionate share of both such types of gain.

                    (B) For purposes of this Section 7.06(a)(ii), "Depreciation
               Recapture" means the portion of any gain from the disposition of an asset of the Company that, for U.S. federal income tax purposes (x) is treated as ordinary income under Section 1245 of the Code; (y) is treated as ordinary income under Section 1250 of the Code; or (z) is "unrecaptured Section 1250 gain" as such term is defined in Section 1(h) of the Code.

           (b) Section 704(c) Allocations. In the event any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to subdivision (b) of the definition of "Gross Asset Value"), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in a manner that will comply with Sections 704(b) and 704(c) of the Code and the Regulations thereunder. The Company, in the discretion of a majority of the Board of Managers, may make, or not make, "curative" or "remedial" allocations (within the meaning of the Regulations under Section 704(c) of the Code) including:

               (i) "curative" allocations that offset the effect of the "ceiling rule" for a prior Fiscal Year (within the meaning of Section 1.704-3(c)(3)(ii) of the Regulations); and

               (ii) "curative" allocations from dispositions of contributed property (within the meaning of Section 1.704-3(c)(3)(iii)(B) of the Regulations).

           (c) Credits. All tax credits shall be allocated among the Members as determined by a majority of the Board of Managers in its and absolute discretion, consistent with applicable law.

The tax allocations made pursuant to this Section 7.06 shall be solely for tax purposes and shall not affect any Member's Capital Account or share of non-tax allocations or distributions under this Agreement.

           Section 7.07. Withholding Tax Payments and Obligations. In the event that withholding taxes are paid or required to be paid in respect of amounts received or distributed by the Company, such payments or obligations shall be treated as follows:

           (a) Payments to the Company. If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement, each Member shall be treated as having received a distribution pursuant to Section 8.01 equal to the portion of the withholding tax allocable to such Member, as reasonably determined by a majority of the Board of Managers. In the event that the Company receives a refund of taxes previously withheld by a third party from one or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by a majority of the Board of Managers to offset the prior operation of this Section 7.07(a) in respect of such withheld taxes.

           (b) Payments by the Company. The Company is authorized to withhold from any payment made to, or any distributive share of, a Member, any taxes required by law to be withheld, and in such event, such taxes shall be treated as if an amount equal to such withheld taxes had been paid to the Member rather than paid over to the taxing authority.

           (c) Overwithholding. Neither the Company nor any Member shall be liable for any excess taxes withheld in respect of any other Member's interest in the Company, and, in the event of overwithholding, such other Member's sole recourse shall be to apply for a refund from the appropriate governmental authority.

           (d) Certain Withheld Taxes Treated as Demand Loans. Any taxes withheld pursuant to Section 7.07(a) or 7.07(b) shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the Applicable Federal Rate as of the date of such withholding. The Board of Managers may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member's obligations under any such demand loan.

           (e) Indemnity. In the event that the Company, any Manager, any Officer, or any Member or any Affiliate thereof, becomes liable as a result of a failure to withhold and remit taxes in respect of any other Member (the "Underwithheld Member"), then, in addition to, and without limiting, any indemnities for which the Underwithheld Member may be liable under Section 6.03, such Underwithheld Member shall indemnify and hold harmless the Company, the Managers, the Officers or the other Members, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution, and payment of such liability. The provisions contained in this Section 7.07(e) shall survive the termination of the Company and the withdrawal of any Member.

           Section 7.08. Tax Classification of the Company.

           (a) For U.S. federal income tax purposes, it is intended that (i) the Initial Conversion be treated as a complete liquidation of the Company under
Section 332 of the Code; (ii) the Plan Distribution be treated as a distribution by NTI of undivided interest in the assets and liabilities of the Company followed by a contribution thereof to the Company and (iii) subject to Section 7.08(b), the Company be classified as a partnership for U.S. federal income tax purposes following the Plan Distribution, in accordance with Revenue Ruling 99-5, 1999-1 C.B. 434.

           (b) Certain Tax Elections. The Company shall not, without the consent of a majority of the Board of Managers, file any election pursuant to Section 301.7701-3(c) of the Regulations to be treated as an entity other than a partnership (a "Conversion Election"). The Company shall not elect, pursuant to
Section 761(a) of the Code, to be excluded from the provisions of subchapter K of the Code.

           (c) Publicly Traded Partnership. To ensure that Interests are not traded on an established securities market within the meaning of Section 1.7704-1(b) of the Regulations or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Section 1.7704-1(c) of the Regulations, notwithstanding anything to the contrary contained in this
Agreement:

               (i) Establishment of a Market. The Company shall not participate in the establishment of a market or the inclusion of Interests thereon; and

               (ii) Non-Recognition of Certain Market Transfers. The Company shall not recognize any Transfer (other than any transfer with respect to which the representations set forth on Exhibit A are provided) made on any market by (A) redeeming any Interests of a Member, or (B) admitting as a Member any transferee pursuant to a Transfer or otherwise recognizing any rights of any transferee, such as a right of such transferee to receive Company distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company.

           Section 7.09. Other Tax Elections.

           (a) Elections by the Company. Except as provided in Section 7.08(b), relating to the tax classification of the Company, a majority of the Board of Managers may make, or not make, any tax election provided under the Code, or any provision of state, local or foreign tax law (including any election permitted by applicable law to adjust the basis of Company property pursuant to Sections 754, 734(b) and/or 743(b) of the Code and/or any election under Section 775(a)(1)(B) of the Code to be an "electing large partnership"). All decisions and other matters concerning the computation and allocation and/or distribution of items of income, gain, loss, deduction and credits among the Members, and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined by a majority of the Board of Managers. Any determination made pursuant to this Section 7.09(a) by a majority of the Board of Managers shall be conclusive and binding on all Members.

           (b) Election by Members. In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Member, a majority of the Board of Managers may, as a condition to furnishing such information or filing such return or report, require such Member to pay to the Company any incremental expenses incurred in connection therewith.

           Section 7.10. Tax Matters Member.

           (a) Designation. From time to time, the Board of Managers shall designate a Member to serve as the tax matters partner within the meaning of
Section 6231(a)(7) of the Code (the "Tax Matters Member"). In such capacity, the Tax Matters Member shall, at the direction of a majority of the Board of Managers have all of the rights, authority and power, and shall be subject to all of the regulations of, a tax matters partner to the extent provided in the Code and the Regulations.

           (b) State and Local Tax Law. If any state or local tax law provides for a tax matters partner or person having similar rights, powers, authority or obligations, the Tax Matters Member shall also serve in such capacity. In all other cases, the Tax Matters Member shall represent the Company in all tax matters to the extent allowed by law.

           (c) Expenses of the Tax Matters Member. Expenses incurred by the Tax Matters Member as the Tax Matters Member, or in a similar capacity as set forth in this Section 7.10, shall be borne by the Company as Company expenses. Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out of pocket costs.

           (d) Effect of Certain Decisions by Tax Matters Member. Any decisions made by the Tax Matters Member within the authority of Section 7.10(a), including whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest shall be made by the Tax Matters Member acting at the direction of a majority of the Board of Managers and such decisions shall be conclusive and binding on all Members.

                                  ARTICLE VIII

                                  DISTRIBUTIONS

           Section 8.01. Requirement and Characterization of Distributions. Except as otherwise provided in this Section 8.01, if and to the extent that the Company makes distributions to its Members, the Company shall (to the extent permitted by law, including Section 18-607 of the Act) make distributions to the Members to each Member in accordance with their Percentage Interests as set forth on Schedule A. Any distribution made pursuant to this Section 8.01 shall be made as soon as reasonably practicable after the declaration of such distribution by the Board of Managers.

           Section 8.02. Non-Cash Distributions. Whenever a distribution provided for in this Article VIII shall be payable in property other than cash, the value of such distribution shall be deemed to be the Gross Asset Value of such property.

           Section 8.03. Tax Distributions. The Board of Managers shall cause the Company to distribute quarterly to the Members an amount designed to assist the Members in satisfying their tax liability attributable to allocations of income, gain, loss, deduction and credit of the Company in any Fiscal Year for which such an allocation is required (a "Tax Distribution"). For purposes of this Section 8.03, the Board of Managers shall calculate the Tax Distribution based on the Members' distributive shares of the Company's taxable income determined in accordance with Article VII. In determining the amount of any Tax Distribution, it shall be assumed that the items of income, gain, deduction, loss and credit in respect of the Company were the only such items entering into the computation of tax liability of the Members for the Fiscal Year in respect of which the Tax Distribution was made and that each Member was subject to tax at the highest marginal effective rate of federal, state and local income tax applicable to an individual resident in New York, New York, taking account of any difference in rates applicable to ordinary income and capital gains and any allowable deductions in respect of such state and local taxes in computing such Member's liability for U.S. federal income tax purposes. The principles of computation set forth in this Section 8.03 shall apply to each Member, notwithstanding that any given Member may not generally be subject to tax under the Code or applicable provisions of state or local tax law.

           Section 8.04. Return of Distributions. Members receiving distributions made in violation of the Act or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Act or this Agreement, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company.

                                   ARTICLE IX

                           BOOKS AND RECORDS; REPORTS

           Section 9.01. Books and Records.

           (a) Company Books and Records. The Company will keep appropriate books and records with respect to the Company's business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.02 or pursuant to applicable laws.

           (b) Accounting. The books of the Company shall be kept on an accrual basis for all purposes, including tax purposes, and the Company shall prepare its financial statements using GAAP, consistently applied. The Fiscal Year of the Company shall be the calendar year.

           (c) Bank Accounts. The bank accounts of the Company shall be maintained in such institutions as the Board of Managers shall determine. All deposits and other funds not needed in the operation of the business may be invested in the discretion of the Board of Managers. The funds of the Company shall not be commingled with the funds of any other Person.

           Section 9.02. Reports.

           (a) Audited Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year, the Company shall deliver to each Member a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year, together with the related audited statement of operations, Members' Capital Accounts and cash flow of the Company and its consolidated Subsidiaries for such year (or similar statements if such statements change as the result of changes in GAAP), together with appropriate notes to such financial statements, and setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year. Such financial statements shall be accompanied by the report of the Company's independent accountants to the effect that such financial statements have been prepared in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit of such financial statements has been performed in accordance with GAAP and represent fairly the financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods indicated. At the same time, the Company shall deliver, at the Company's sole expense, to each Member a report indicating such Member's share of all items of income, gain, loss, deduction and credit of the Company for such Fiscal Year on a GAAP basis for financial reporting purposes and for U.S. federal income tax purposes and any other financial information related to the Company and its Subsidiaries which is reasonably requested by a Member for federal, state, local or foreign income or franchise or other tax purposes.

           (b) Quarterly Reports. As soon as practicable following the end of the each fiscal quarter, including the final fiscal quarter of each Fiscal Year (and in any event not later than forty-five (45)) days after the end of the applicable fiscal quarter), the Company shall prepare and deliver to each Member an unaudited balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal quarter and the related unaudited statement of operations, Member's Capital Accounts and cash flow of the Company and its consolidated Subsidiaries for such fiscal quarter and for the Fiscal Year to date (or similar statements if such statements change as the result of changes in GAAP), in each case setting forth in comparative form the corresponding figures for the preceding fiscal quarter and for the fiscal quarter of the prior Fiscal Year corresponding to the fiscal quarter just completed. At such time, the Company shall deliver, at the Company's sole expense, to each Member an estimate of such Member's share of all items of income, gain, loss, deduction and credit of the Company for such fiscal quarter and for the Fiscal Year to date for U.S. federal income tax purposes.

           (c) Tax Returns. The Board of Managers shall use all commercially reasonable efforts to furnish or cause to be furnished to the Members within seventy-five (75) days after the end of each Company Fiscal Year, a Schedule K-1 and such other information (if any) with respect to the Company as may be necessary for the preparation of such Member's tax returns, including a statement showing each Member's share of Company income, gain or loss, expense and credits for the applicable Company Fiscal Year. The Company shall provide to each Member, together with Schedule K-1, a statement of the balance of such Member's Capital Account.

                                    ARTICLE X

                           DISSOLUTION AND LIQUIDATION

           Section 10.01. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the approval of a majority of the Board of Managers and (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. As soon as possible following the occurrence of any of the events provided in clauses (a) or (b) above, the Company shall prepare and execute a statement of intent to dissolve in such form as shall be prescribed by the Secretary of State of the State of Delaware and the same shall be delivered to that office, or as otherwise required by law.

           Section 10.02. Liquidation. Upon dissolution of the Company, the Board of Managers or, if one is appointed, an authorized liquidating trustee shall wind up the Company's affairs. Upon termination and dissolution of the Company and liquidation of its assets, the Board of Managers or liquidating trustee, as the case may be, shall apply the Company's assets to the payment of all liabilities owing to creditors in accordance with applicable law. The Board of Managers or liquidating trustee, as the case may be, shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid by the Board of Managers or liquidating trustee, as the case may be, upon dissolution to a bank or trust company to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the point in time when the Board of Managers or liquidating trustee, as the case may be, may deem that no further risk of such unforeseen liabilities or obligations exists, such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 10.04. The Board of Managers or, if applicable, the liquidating trustee, shall (a) determine which assets shall be distributed in kind and which assets shall be liquidated and (b) either cause the Company's assets to be sold or distributed, and if sold, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.04.

           Section 10.03. Final Allocation. After paying all liabilities due creditors and providing for reserves in accordance with Section 10.02, the Board of Managers or liquidating trustee, as the case may be, shall make a final allocation of all items comprising Net Income and Net Loss to the Members' Capital Accounts in accordance with Article VII, which allocation shall take into account any unrealized gains and losses with respect to assets to be distributed in kind in accordance with Sections 1.704-1(b)(2)(iv)(e) and 1.704-1(b)(2)(iv)(f) of the Regulations.

           Section 10.04. Distributions Upon Liquidation. Upon dissolution of the Company in accordance with Section 10.01 and the payment to creditors, including the establishment of reasonable reserves, in accordance with Section 10.02, the Company shall distribute the remaining assets of the Company in the order of priority set forth in Section 8.01. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look to the assets of the Company for the return of his, her or its positive Capital Account balance and shall have no recourse for his, her or its Capital Contribution and/or share of any income or profits of the Company (upon dissolution or otherwise) against any other Member.

                                   ARTICLE XI

                                  MISCELLANEOUS

           Section 11.01. Conversion. Notwithstanding anything to the contrary contained herein, each of the Members hereby agrees that it will, at the expense of the Company, take such action and execute such documents as may reasonably be necessary to convert the Company into a corporation substantially concurrently with the closing of a Qualified Public Offering, provided that representations and warranties to be made by the Members in connection with such conversion, if any, will be negotiated at such time. In such event, Members shall be entitled to receive upon such conversion that value of each series of the securities of the corporation into which the Company is converted as equals the amount such Member would be entitled to receive under Section 11.01 related to the Interests which such Member held in the Company immediately prior to such conversion, provided that (a) the Company shall have complied with all of the provisions of this Agreement, including, without limitation, those relating to proportional adjustments with respect to the Interests and (b) upon completion of such conversion the securities received by each such Member shall as nearly as practicable provide the Member with the same economic and other rights as such Member was entitled to prior to such conversion into a corporation.

           Section 11.02. Severability. Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of, or affect those portions of this Agreement which are, valid, enforceable and legal.

           Section 11.03. Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof and supersedes any prior agreements or understandings among the parties.

           Section 11.04. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

           Section 11.05. Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

           Section 11.06. Notices. Any notice, payment, demand, or other communication required or permitted to be given to any Member hereunder shall be given by (i) personal delivery, (ii) courier (with signed acknowledgment of receipt), (iii) facsimile transmission (with "answerback" confirmation of transmission), or (iv) certified or registered mail, with return receipt, in each case to the address (or facsimile number) of such Member set forth on Schedule A, or such other address (or facsimile number) as such Member may specify from time to time in a written notice to the other Members. Any such notice, payment, demand or other communication shall be deemed to have been given, delivered, received and effective upon receipt.

           Section 11.07. Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

           Section 11.08. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

           Section 11.09. Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

           Section 11.10. Article 8 "Opt-in".Pursuant to and in accordance with the provisions of 6 Del. Code Section 8-103(c), all limited liability company interests of the Company shall be considered and treated as "securities" (within the meaning of 6 Del. Code Section 1-102(a)(15)) governed by Article 8 of the Delaware Uniform Commercial Code. All limited liability company interests of the Company shall hereinafter be evidenced and represented by a Certificate of Limited Liability Company Interest issued by the Company to the Member. Such Certificate of Limited Liability Company Interest is intended to be and shall be considered a "security certificate" within the meaning of 6 Del. Code Section 8-102(a)(16). The limited liability company interests represented or evidenced by such Certificate are intended to be treated as and shall be considered "certificated securities" within the meaning of 6 Del. Code Section 8-102(a)(4). Appropriate officers of the Company are hereby authorized, empowered, and directed to execute and deliver any such Certificate.

           Section 11.11. Equitable Relief; Attorneys' Fees; Remedies Cumulative. The Members agree that the remedy of damages at law for a violation by a Member of any of the terms and conditions of this Agreement is an inadequate remedy. In recognition of the irreparable harm that such a violation would cause the Company and its Members, the Members agree that in addition to any other remedies or relief afforded by law, the Company and/or one or more of its Members may obtain an injunction against an actual or threatened violation of this Agreement or may obtain an order compelling the Member to specifically perform any provisions of this Agreement, it being the understanding of the Members that both damages and an injunction or order of specific performance shall be proper modes of relief and are not to be considered alternative or mutually exclusive remedies. The rights and remedies provided in this Agreement are cumulative, and the use of any one right or remedy by the Company or any Member shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies the Company or Members may have under the Act, applicable statutes, ordinances, common law or otherwise. In the event of any actual or threatened violation hereof, the violating Member agrees to pay the costs, expenses and reasonable attorneys' fees incurred by the Company and its Members in pursuing any of its/their rights with respect to such actual or threatened violation, in addition to the actual damages sustained by the Company and/or its Members as a result thereof.

           Section 11.12. Representations and Warranties. Each of the Members (as to himself, herself or itself only, as the case may be) hereby represents and warrants to the Company and the other Members that:

           (a) he, she or it has full power, authority and legal capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by him, her or it of this Agreement and the consummation by him, her or it of the transactions contemplated hereby have been duly authorized by all necessary action;


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
           (b) this Agreement has been duly and validly executed and delivered by him, her or it and constitutes the binding obligation thereof enforceable against him, her or it in accordance with its terms; and

           (c) the execution, delivery and performance by him, her or it of this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which he, she or it is subject, (ii) violate any order, judgment or decree applicable to him, her or it or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which he, she or it is a party or by which he, she or it is bound.

           Section 11.13. Jurisdiction. Any action, suit or proceeding seeking to interpret or enforce any provision of, or based on, arising out of, or in any way related to, any right, obligation or matter set forth in this Agreement shall be brought in the courts of the State of Delaware (or, if jurisdiction is appropriate, any federal court sitting in the State of Delaware), and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action, suit or proceeding and waives any objection to jurisdiction and venue laid therein. Process in any action, suit or proceeding referred to in this preceding sentence may be served on any party anywhere in the world. Each of the parties hereto waives any right that it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement.

           Section 11.14. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

           Section 11.15. Amendments; Waivers. Unless otherwise provided in this Agreement, this Agreement may not be modified, altered, supplemented or amended (by merger, repeal or otherwise) except pursuant to a written consent of the corporate governance committee of the Board of Managers and the consent of the Interest Majority, provided that the corporate governance committee of the Board of Managers may amend this Agreement without the consent of the Members to cure any ambiguity, to correct or supplement any inconsistent or incomplete provisions or to correct any stenographic or clerical errors. No failure or delay on the part of any Member in exercising any rights under this Agreement, or in insisting on strict performance of any covenant or condition contained in this Agreement, shall operate as a waiver of any of such Member's rights hereunder.

           Section 11.16. Expenses. Each Member and the Company shall pay its own costs and expenses incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby and all matters related hereto.

           Section 11.17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.


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
           IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

COMPANY
-------

NEXTWAVE WIRELESS LLC


By:
      ---------------------------
      Name:
      Title:

ORGANIZATIONAL MEMBER
---------------------

NEXTWAVE TELECOM INC.


By:
      ---------------------------
      Name:
      Title:



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